Exhibit 99.(k)(3)

AMENDMENT

To

Agency Agreement

between

Lord Abbett Family of Funds

and

DST Systems, Inc.

This amendment (the “Amendment”), effective as of April 2, 2020 (the “Amendment Effective Date”), is by and between Lord Abbett Family of Funds (“Lord Abbett”) and DST Systems, Inc. (“DST”). Lord Abbett and DST entered into that Agency Agreement dated as of January 1, 2017 (the “Agreement”).

WHEREAS, reference is made to the language added regarding interval funds as sub-section (h) in Section 1.12 of Schedule B to the Agreement; and

WHEREAS, the parties intend to include additional products under Schedule I.

NOW, THEREFORE, the parties agree as follows:

1.      Notwithstanding the definition of “Fund” in the Agreement, the additional product (the “Interval Fund”) identified below is a “Fund” under the Agreement and such Fund shall receive the Services provided by DST under the Agreement, except as otherwise required as applicable to an interval fund, in accordance with the Fees detailed on Exhibit A1 to this Amendment:

Fund/Description	Class	CUSIP
Lord Abbett Floating Rate High Income Fund	Class A Class I Class U

2.               In connection with the appointment of DST as Transfer Agent and Dividend Disbursing Agent for the Interval Fund, the Interval Fund shall provide DST with a copy of the Fund’s current registration statement on Form N-2, as amended, filed with the SEC. The Interval Fund represents to DST that it a closed-end management investment company registered under the Investment Company Act of 1940, as amended.

3.      The Fees detailed on Exhibit A1 attached hereto are hereby adopted and added to Agreement as a new Exhibit E.1 “TRANSFER AGENCY – ADDITIONAL PRODUCTS – INTERVAL FUNDS” and Lord Abbett will pay such fees in accordance with Section 16 of the Agreement.

4.      In the event of a conflict between the provisions of the Agreement and this Amendment, the terms of this Amendment shall prevail.

5.      Subject to the specific modifications made herein, all terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

DST SYSTEMS, INC.	LORD ABBETT FAMILY OF FUNDS

By: /s/Rahul Kanwar	By: /s/Lawrence B. Stoller

Name: Rahul Kanwar	Name: Lawrence B. Stoller

Title: Authorized Representative	Title: Member and General Counsel

Date:	Date: